April 22, 2008

Citicorp North America, Inc.
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: David G. Maffett
david.g.maffett@citi.com

Citicorp North America, Inc.,
as Administrative Agent
388 Greenwich Street, 21st Floor
New York, NY 10013
Attention: David G. Maffett
david.g.maffett@citi.com

oploanswebadmin@citigroup.com

Re: Up to $134,574,000 Senior Secured DIP Facility

(Expandable to up to $650,000,000)

Ladies and Gentlemen:

We refer to the Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement, dated as of January 29, 2008, among TOUSA, Inc., as the Administrative Borrower, the subsidiaries of the Administrative Borrower party thereto as Subsidiary Borrowers, the institutions party thereto as Lenders and Issuers, Citicorp North America, Inc., as Administrative Agent, and the other arrangers, agents and bookrunners named therein, as amended by Amendment No. 1 to Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement, dated as of January 29, 2008, among TOUSA, Inc., as the Administrative Borrower, the subsidiaries of the Administrative Borrower party thereto as Subsidiary Borrowers, the institutions party thereto as Lenders and Issuers, Citicorp North America, Inc., as Administrative Agent (such Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement, as so amended, being the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the Credit Agreement, TOUSA, Inc., as the Administrative Borrower, hereby requests that the Interim Termination Date be extended from April 30, 2008 to May 8, 2008, with such further extensions as the Administrative Agent may from time to time consent to in writing, provided that no such extension may be beyond May 30, 2008.

Please acknowledge your consent to the requested extension by signing this letter in the space indicated below.

This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this letter by telecopier or electronic mail in portable document format (.pdf) shall be as effective as delivery of an original executed counterpart of this letter.

Very truly yours,

TOUSA, INC., as

Administrative Borrower

By:
Name:
Title:

Consented to this 22nd day of April, 2008

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

By:
Name:
Title:

cc: Chadbourne & Parke LLP

30 Rockefeller Plaza
New York, NY 10112
Attention: Andrew Coronios and Joseph Smolinsky
acoronios@chadbourne.com and jsmolinsky@chadbourne.com